Exhibit 99.1

CONTACTS:

Cypress Bioscience, Inc.	Forest Laboratories, Inc.
Sabrina Martucci-Johnson	Charles E. Triano
Chief Financial Officer	Vice President – Investor Relations
or:	Forest Laboratories, Inc.
Mary Geison	Tel: (212) 224-6714
Investor Relations	Charles.Triano@frx.com
Tel: 858-452-2323
FOREST LABORATORIES, INC. AND CYPRESS BIOSCIENCE, INC.
ANNOUNCE POSITIVE RESULTS OF PHASE III STUDY FOR MILNACIPRAN
AS A TREATMENT FOR FIBROMYALGIA SYNDROME
NEW YORK, May 22, 2007 — Forest Laboratories, Inc. (NYSE: FRX) and Cypress Bioscience, Inc. (NASDAQ: CYPB) today announced that preliminary top-line results from a 1,196 patient randomized, three month, double-blind, placebo-controlled pivotal Phase III study demonstrate statistically significant therapeutic effects of milnacipran as a treatment of fibromyalgia syndrome. At this time the companies have only been able to review initial top-line results and further analyses will be completed in the coming weeks to examine the results in greater detail.
Preliminary Study Results
In the study, patients were randomized to receive either 200mg per day of milnacipran (n=396), 100mg per day of milnacipran (n=399) or placebo (n=401). The primary pre-defined endpoints of this trial were composite responder assessments to evaluate either the treatment of the pain associated with fibromyalgia syndrome or the overall treatment of fibromyalgia syndrome. This composite responder analysis approach, which requires a clinically meaningful improvement in multiple domains, captures in one endpoint improvement in numerous symptoms which comprise this syndrome.

The treatment of pain associated with fibromyalgia is assessed by evaluating pain as measured by the Patient Experience Diary (PED), and the overall impression of patient well being as measured by the Patient Global Impression of Change (PGIC) for patients receiving either dose of milnacipran compared to placebo. The difference between active doses and placebo was assessed by a responder analysis with a responder defined as a subject experiencing both a 30% or greater reduction in pain compared to baseline as measured by a visual analog scale (VAS) and a self assessment of his or her condition by the patient of either “much” or “very much” improved compared to baseline.
The broader evaluation of treatment of fibromyalgia syndrome is assessed by evaluating pain as measured by the Patient Experience Diary (PED), the overall impression of patient well being as measured by the Patient Global Impression of Change (PGIC) and an analysis of physical function as measured by the SF-36 Physical Component Summary for patients receiving either dose of milnacipran compared to placebo. The difference between active doses and placebo was assessed by a responder analysis with a responder defined as a subject meeting the criteria for the treatment of pain associated with fibromyalgia and in addition showing improvement in physical function as assessed by the SF-36 Physical Component Summary.
Treatment of Pain Associated with Fibromyalgia
This endpoint showed statistically significant improvement for milnacipran compared to placebo for patients receiving 200 mg per day of milnacipran (p = 0.004) and for patients receiving 100 mg per day of milnacipran (p=0.025).
These results were analyzed using the Baseline Observation Carried Forward (BOCF) analysis, as agreed to with the U.S. Food and Drug Administration (FDA).
Treatment of Fibromyalgia Syndrome
This endpoint also showed statistically significant improvement for milnacipran compared to placebo for both the 200mg per day dose (p=0.015) and 100mg per day dose (p=0.011) using the Baseline Observation Carried Forward (BOCF) analysis.

Results for both endpoints listed above were also statistically significant when analyzed using a Last Observation Carried Forward (LOCF) method.
Component Assessments
In addition, when analyzed according to the pre-specified analysis plan both the pain and the PGIC components of the composite endpoint individually achieved statistical significance in favor of milnacipran at both doses and the SF-36 Physical Component Summary met statistical significance at one dose.
Tolerability
Milnacipran was generally well tolerated, with the majority of patient withdrawals occurring early in the trial. Overall premature discontinuation rates (all causes including adverse event related) were 35% for patients receiving 200mg per day of milnacipran, 34% for patients receiving 100mg per day of milnacipran and 28% for patients receiving placebo. The most common adverse events that led to early withdrawal among the milnacipran treated patients were nausea, palpitations, depression and headache, each of which occurred at a rate of less than 5%.
Future Development Plans
Subject to a favorable review of the full study results for the just completed trial and based in part on communication with the FDA, the Companies would plan to submit a New Drug Application (NDA) including data from this study and the first Phase III study for milnacipran around the end of 2007.
About Milnacipran
Milnacipran is the first of a new class of agents known as norepinephrine serotonin reuptake inhibitors, or NSRIs, which exerts its effect by preferentially inhibiting the reuptake of norepinephrine over serotonin, two neurotransmitters known to play an essential role in regulating pain and mood. It has been approved for the treatment of depression in over 32 countries and has been used safely by more than 5 million patients during more than seven years of commercial availability outside the U.S. Milnacipran is being developed for fibromyalgia in the United States market jointly by Forest and its licensor, Cypress Biosciences, Inc.
About Fibromyalgia (FMS)
FMS is a chronic and debilitating condition characterized by widespread pain and stiffness throughout the body, accompanied by severe fatigue, insomnia and mood symptoms. According to the American College of Rheumatology, FMS is estimated to affect over six million people in the United States. FMS is most often diagnosed in the primary care setting and in addition is the second most commonly diagnosed condition in rheumatology clinics in the United States after osteoarthritis. Despite the high prevalence and severity of this syndrome, there are no treatments specifically approved for FMS in the United States or elsewhere and the addressable patient population is not yet well established. For more information about fibromyalgia, visit http://www.fmsresource.com.
About Cypress
Cypress is committed to be the innovator and leader in providing products that improve the treatment of Functional Somatic Syndromes and other central nervous system conditions, including fibromyalgia syndrome. Cypress’ strategy involves acquiring/in-licensing undervalued central nervous system active compounds and developing them for new indications.
For more information about Cypress, please visit Cypress’ web site at www.cypressbio.com.
This press release, as well as Cypress’ SEC filings and web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat Fibromyalgia Syndrome and our planned NDA filing for milnacipran. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K, the most recent Quarterly Report on Form 10-Q and any subsequent SEC filings and including, but not limited to, that more detailed analysis of the trial results may not be favorable or may lead to different conclusions; the FDA may not accept our first Phase III clinical trial as one of the two pivotal trials required for NDA approval, that upon further reflection that we may determine not to submit an NDA in 2007, that we may not be able to protect our milnacipran patent portfolio and that milnacipran may never be approved as a drug by the FDA.
About Forest Laboratories and Its Products
Forest Laboratories (www.frx.com) is a US-based pharmaceutical company dedicated to identifying, developing and delivering products that make a positive difference in peoples’ lives. Forest Laboratories’ growing product line includes Lexapro® (escitalopram oxalate), an SSRI indicated for adults for the initial and maintenance treatment of major depressive disorder and generalized anxiety disorder; Namenda® (memantine HCl), an N-methyl D-aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate to severe Alzheimer’s disease; Benicar®* (olmesartan medoxomil), an angiotensin receptor blocker, and Benicar* HCT® (olmesartan medoxomil-hydrochlorothiazide), an angiotensin receptor blocker and diuretic combination product, each indicated for the treatment of hypertension; and Campral®* (acamprosate calcium), indicated in combination with psychosocial support for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation.

* Benicar is a registered trademark of Daiichi Sankyo, Inc., and Campral is a registered trademark of Merck Sante s.a.s., subsidiary of Merck KGaA, Darmstadt, Germany.
Except for the historical information contained herein, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in the Forest Laboratories’ SEC reports, including the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and on Form 10-Q for the periods ended June 30, 2006, September 30, 2006 and December 31, 2006.
Source: Forest Laboratories, Inc. and Cypress Bioscience, Inc.